ARTICLES OF INCORPORATION

                                       OF

                            ATLANTIC BANCGROUP, INC.

         In compliance with the requirements of Chapter 607, Florida Statutes, the undersigned, being a natural person, does hereby act as an incorporator in adopting and filing the following Articles of Incorporation for the purpose of organizing a business corporation.

                                ARTICLE I - NAME

         The name of the corporation is Atlantic BancGroup, Inc. ("Corporation"). The initial street address of the principal office of the Corporation is 1315 South Third Street, Jacksonville Beach, Florida 32250 or at such other place within the State of Florida as the Board of Directors may designate.

                         ARTICLE II - NATURE OF BUSINESS

         The Corporation has been formed to be the bank-holding company of Oceanside Bank, state- chartered bank. The Corporation may engage in or transact any or all lawful activities or business permitted under the laws of the United States and the State of Florida, or any other state, country, territory or nation.

ARTICLE III - CAPITAL STOCK

         Section 1 - Classes of Stock: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 12,000,000, consisting of:

         A.       2,000,000 shares of preferred stock ("Preferred Stock"); and

         B. 10,000,000 shares of common stock, par value one cent ($0.01) per share ("Common Stock").

         Section 2 - Common Stock: There shall be one class of Common Stock. Each share of Common Stock shall have the same relative rights and be identical in all respects with every other share of Common Stock. The holders of Common Stock are entitled to elect the members of the Board of Directors of the Corporation and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. Each holder of Common Stock is entitled to one vote per share. No holder of any class of stock of the Corporation has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

         Section 3 - Preferred Stock: The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Florida (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series and to fix the stated value, designation, powers, preferences and right of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

            ARTICLE IV - INITIAL REGISTERED AGENT AND STREET ADDRESS

         The name of the registered agent is Igler & Dougherty, P.A., 1501 Park Avenue East, Tallahassee, Florida 32301, which address is also the address of the Registered Office of the Corporation.

                    ARTICLE V - MANAGEMENT OF THE CORPORATION

         Section 1 - Authority of the Board: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the Florida Statutes or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

         Section 2 - Action by Shareholders: Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called Annual or Special Meeting of Shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

         Section 3 - Special Meeting of Shareholders: Special Meeting of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or Chief Executive Officer of the Corporation, or by shareholders holding at least 20% of the outstanding shares of the Corporation.

                             ARTICLE VI - DIRECTORS

         Section 1 - Number of Directors: The Board of Directors of the Corporation shall be comprised of not less than three (3) nor more than fifteen
(15) directors and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Full Board as set forth in the Corporation's Bylaws. The Board of Directors is authorized to increase the number of directors by no more than two and to immediately appoint persons to fill the new director positions until the next Annual Meeting of Shareholders, at which meeting the new director positions shall be filled by persons elected by the shareholders of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         Section 2 - Election and Term: Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The term of the initial directors of the Corporation expires at the first shareholders' meeting at which directors are elected.
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         Section 3 - Classes: The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class (Class I) to expire at the 1999 Annual Meeting of the Shareholders, the term of office of the second class (Class II) to expire at the 2000 Annual Meeting of Shareholders and the term of office of the third class (Class III) to expire at the 2001 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.

         Section 4 - Vacancies: Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors of any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         Section 5 - Notice: Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

         Section 6 - Removal by Shareholders: Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time by a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         Section 7- Initial Board of Directors: The initial Board of Directors shall consist of ten (10) members. The names and address of the persons who will serve on the initial Board of Directors are:

                Name                                 Address
                ----                                 -------

         Frank J. Cervone                     91 Nina Lane
                                              Ponte Vedra Beach, FL 32082

         Barry W. Chandler                    1022 Seawood Drive
                                              Neptune Beach, FL 32266

         Jimmy D. Dubberly                    108 Greenwood Drive
                                              Glennville, GA 30427

         Donald F. Glisson, Jr.               2195 Osprey Point Drive
                                              Jacksonville, FL 32224

         Willard B. Nicholson, Jr.            699 Beach Avenue
                                              Atlantic Beach, FL 32233

         Robin Scheiderman                    3419 Lands End Drive
                                              St. Augustine, Florida 32095

         Gordon K. Watson                     1262 Fish Hook Way
                                              Ponte Vedra Beach, FL 32082

         Conrad I. Williams                   314 12th Street
                                              Atlantic Beach, FL 32233

         M.  Michael Witherspoon              3343 Lighthouse Pointe Lane
                                              Jacksonville, FL 32250

         Dennis M. Wolfson                    9548 Waterford Road
                                              Jacksonville, FL 32257

                        ARTICLE VIII - ACQUISITION OFFERS

         The Corporation shall not be merged or consolidated with another corporation or entity and the Corporation shall not sell or otherwise dispose of all or substantially all of the properties or assets of the Corporation unless such merger, consolidation, sale or disposition is approved by a vote of at least 70% of the outstanding shares of common stock of the Corporation.

         The Board of Directors of the Corporation, when evaluating any offer of another Person to: (i) make a tender or exchange offer for any equity security of the Corporation, (ii) merge or consolidate the Corporation with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to all relevant factors including, without limitation, the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its Subsidiaries; on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statutes and regulations.

                           ARTICLE VIII - INCORPORATOR

         The name and street address of the person signing these Articles of Incorporation is:

                Name                                Address
                ----                                -------
            Sam Lester, Esq.               Igler & Dougherty, P.A.
                                           1501 Park Avenue East
                                           Tallahassee, Florida 32301

                          ARTICLE IX - INDEMNIFICATION

         The Corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by Florida law.

                            ARTICLE XIII - AMENDMENT

         The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by Chapter 607, Florida Statutes, and all rights conferred upon shareholders are granted subject to this reservation; however, an affirmative vote of at least 70% of the outstanding common stock of the Corporation shall be necessary to amend Section 6 of Article VI and Article VIII of these Articles.

         IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this _____ day of _______________, 1998.

                                                    ---------------------------
                                                    Sam Lester, Esq.
                                                    Incorporator/General Counsel

                          CERTIFICATE OF DESIGNATION OF
                       REGISTERED AGENT/REGISTERED OFFICE

PURSUANT TO THE PROVISIONS OF SECTION 607.0501, FLORIDA STATUTES, THE UNDERSIGNED CORPORATION, ORGANIZED UNDER THE LAWS OF THE STATE OF FLORIDA, SUBMITS THE FOLLOWING STATEMENT IN DESIGNATING THE REGISTERED THE REGISTERED OFFICE/REGISTERED AGENT, IN THE STATE OF FLORIDA.

1.       The name of the corporation is             Atlantic BancGroup, Inc.
                                                    -----------------------


2.       The name and address of the registered agent and office is:


                             Igler & Dougherty, P.A.
                              1501 Park Avenue East
                           Tallahassee, Florida 32301

Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Igler & Dougherty, P.A.

By:   ____________________                                  _________________
      Sam Lester, Esq.                                      Date